Exhibit 23.1

KPMG LLP

Suite 800

1225 17th Street

Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2026, with respect to the consolidated financial statements of OnKure Therapeutics, Inc. and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

April 24, 2026